As filed with the Securities and Exchange Commission on January 28, 1999
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                       and
                         POST-EFFECTIVE AMENDMENT NO. 1
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                               The CIT Group, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                      13-2994534
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 536-1390
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 ERNEST D. STEIN
              Executive Vice President, General Counsel & Secretary
                               The CIT Group, Inc.
                                  650 CIT Drive
                          Livingston, New Jersey 07039
                                 (973) 740-5013
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                  Please send copies of all communications to:
                                   ANDRE WEISS
                            Schulte Roth & Zabel LLP
                                900 Third Avenue
                            New York, New York 10022

                                   ----------

        Approximate date of commencement of proposed sale to the public:
            When market conditions warrant after the effective date
                         of this Registration Statement.

                                   ----------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                                   (continued on following page)

(continued from previous page)

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                           Proposed
                                            maximum     Proposed
                                           offering      maximum     Amount of
  Title of each class of     Amount to be  price per    aggregate   registration
securities to be registered   registered     unit    offering price     fee
================================================================================
Senior/Senior Subordinated
  Debt Securities .........  $1,000,000(1)  100%(2)   $1,000,000(2)   $278(3)
================================================================================

(1) If any Debt Securities are issued (i) with a principal amount denominated in a foreign currency, such principal amounts as shall result in an aggregate initial offering price the equivalent of U.S. $1,000,000 at the time of initial offering, or (ii) at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $1,000,000.

(2)   Estimated solely for the purpose of determining the registration fee.

(3) Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 333-63793, previously filed by the Registrant on Form S-3 and declared effective on September 24, 1998. The Registrant is carrying forward $2,263,000,000 aggregate principal amount of Debt Securities from Registration Statement No. 333-63793, for which a filing fee of $667,585 was previously paid.

                                   ----------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   ----------

      Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 333-63793, previously filed by the Registrant on Form S-3 and declared effective on September 24, 1998. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-63793, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 1999

PROSPECTUS

                               The CIT Group, Inc.

                                 Debt Securities

                                   ----------

     We may issue up to an aggregate of $2.264 billion of debt securities in one or more series with the same or different terms. These debt securities may be either senior or senior subordinated in priority of payment and will be direct unsecured obligations. The terms that apply to the debt securities will be set forth in a supplement that accompanies this Prospectus when any of the debt securities are offered. Such information will also include the names of agents, dealers or underwriters involved in the sale, if any, and any applicable agent's commission, dealer's purchase price or underwriter's discount, if any, and the net proceeds from the sale after any agent's commissions, dealer's purchase price or underwriter's discount.

     The terms of any debt securities offered to the public will depend on market conditions at the time of sale. We reserve the sole right to accept or reject, in whole or in part, any proposed purchase of any offered debt securities.

     For a description of possible indemnification arrangements with agents, dealers, and underwriters, see "Plan of Distribution."

     We urge you to carefully read this Prospectus and the Prospectus Supplement which will describe the specific terms of the offering before you make your investment decision.

                                   ----------

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
        THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is , 1999.

                              AVAILABLE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a Registration Statement on Form S-3, to register the debt securities (the "Debt Securities") being offered in this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information included in the Registration Statement. For further information about us and the debt securities offered in this Prospectus, you should refer to the Registration Statement and its exhibits.

     You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Certain of our securities are listed on the New York Stock Exchange and reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You can also obtain more information about us by visiting our web site at http://www.citgroup.com.

     You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus. This Prospectus is an offer to sell, or a solicitation of offers to buy, Debt Securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Debt Securities. In this Prospectus, "the Company," "CIT," "we," "us" and "our" refer to the CIT Group, Inc. and its subsidiaries.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this Prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this
Prospectus:

        1. Our Annual Report on Form 10-K for the year ended December 31, 1997;

        2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

        3. Our current Reports on Form 8-K dated January 15, 1998, January 28, 1998, March 24, 1998, April 22, 1998, June 5, 1998, July 22, 1998, July 29,
   1998, August 27, 1998, October 15, 1998 and December 2, 1998.

     We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the Debt Securities being offered in this Prospectus are sold.

     We will provide without charge to each person to whom a Prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Jeffrey Simon, Senior Vice President-Investor Relations, The CIT Group, Inc., 1211 Avenue of the Americas, New York, New York 10036, telephone (212) 536-1390.

                                   THE COMPANY

     The Company is a leading diversified finance organization offering secured commercial and consumer financing primarily in the United States to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. The Company commenced operations in 1908 and has developed a broad array of "franchise" strategic business units that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. The Company believes that its strong credit risk management expertise and long-standing commitment to its markets and its customers provides it with a competitive advantage. The Company's principal executive offices are at 1211 Avenue of the Americas, New York, New York 10036 and the telephone number is (212) 536-1390.

     In November 1997, the Company issued 36,225,000 shares of Class A Common Stock in an initial public offering. In November 1998, the Company filed a Registration Statement on behalf of its largest stockholder, The Dai-Ichi Kangyo Bank, Limited ("DKB"), to offer 49,000,000 shares of Class A Common Stock. Prior to the offering, DKB held approximately 94% of the combined voting power and approximately 77% of the economic interest of all of the Company's outstanding Common Stock. Following the offering, DKB now holds approximately 44% of the voting power and economic interest of the Company's outstanding Common Stock. DKB continues to be the Company's largest stockholder and to exercise significant influence over us.

      The Company operates through three business segments: two commercial segments, Equipment Financing and Leasing and Commercial Finance, and a consumer segment. Each segment conducts its operations through strategic business units.

Commercial

     The Company's commercial operations are diverse and provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including aerospace, retailing, construction, rail, machine tool, business aircraft, apparel, textiles, electronics and technology, chemicals, manufacturing and transportation. The secured lending, leasing and factoring products of the Company's commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing and acquisition and expansion financing.

Equipment Financing and Leasing

     The Company's Equipment Financing and Leasing operations are conducted through two strategic business units: (i) The CIT Group/Equipment Financing ("Equipment Financing"), which focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling primarily with the construction, transportation and machine tool industries; and
(ii) The CIT Group/Capital Finance ("Capital Finance"), which focuses on the direct marketing of customized transactions relating primarily to commercial aircraft and rail equipment.

     Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle. For example, Capital Finance has the expertise to repossess commercial aircraft, if necessary, to obtain required maintenance and repairs for such aircraft, and to recertify such aircraft with appropriate authorities. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to evaluate effectively residual value risk and to manage equipment and residual value risks by locating alternative equipment users and/or purchasers in order to minimize such risk and/or the risk of equipment remaining idle for extended periods of time or in amounts that could materially impact profitability.

Equipment Financing

     Equipment Financing is the largest of the Company's strategic business units with total financing and leasing assets of $8.7 billion at September 30, 1998, representing 38.3% of the Company's total financing and leasing assets. Equipment Financing offers secured equipment financing and leasing products, including direct secured loans, leases, revolving lines of credit, operating leases, sale and leaseback arrangements, vendor financing and specialized wholesale and retail financing for distributors and manufacturers.

     Equipment Financing is a leading nationwide asset-based equipment lender. At September 30, 1998, its portfolio included significant outstandings to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation. The Equipment Financing portfolio at September 30, 1998 included many different types of equipment, including construction, transportation and manufacturing equipment and business aircraft.

     Equipment Financing originates its products through direct calling on customers and through its relationships with manufacturers, dealers/distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

Capital Finance

     Capital Finance had financing and leasing assets of $3.9 billion at September 30, 1998, which represented 16.9% of the Company's total financing and leasing assets. Capital Finance specializes in customized secured financing, including leases, loans, operating leases, single investor leases, debt and equity portions of leveraged leases, and sale and leaseback arrangements relating primarily to end-users of commercial aircraft and railcars. Typical Capital Finance customers are middle-market to larger-sized companies.

     Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines. Capital Finance has developed strong relationships with most major airlines and all major aircraft and aircraft engine manufacturers, which provide Capital Finance with access to technical information. Such access supports customer service, and provides opportunities to finance new business.

     Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. To strengthen its position in the rail financing market, Capital Finance formed a dedicated rail equipment group in 1994 and currently maintains relationships with several leading railcar manufacturers in the United States. The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The Capital Finance operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products and plastic pellets, gondola cars for coal, steel coil and mill service, open hopper cars for coal and aggregates, center beam flat cars for lumber, and boxcars for paper and auto parts.

New business is generated by Capital Finance through (i) direct calling efforts with equipment end-users and borrowers, including major airlines, railroads and shippers, (ii) relationships with aerospace, railcar and other manufacturers and
(iii) intermediaries and other referral sources.

Commercial Finance

     The Company's Commercial Finance operations are conducted through three strategic business units: (i) The CIT Group/Business Credit ("Business Credit"), which provides secured financing primarily to middle-market to larger-sized borrowers; (ii) The CIT Group/Credit Finance ("Credit Finance"), which provides secured financing primarily to smaller-sized to middle-market borrowers; and
(iii) The CIT Group/Commercial Services which offers secured lending and receivables/collection management products to small and mid-size companies.

Business Credit

     Financing and leasing assets of Business Credit totaled $1.5 billion at September 30, 1998 and represented 6.8% of the Company's total financing and leasing assets. Business Credit offers senior revolving and term loans secured by accounts receivable, inventories and fixed assets to middle-market and larger-sized companies. Such loans are used by clients primarily for growth, expansion, acquisitions, refinancings and debtor-in-possession and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders.

     Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest.

     Business is originated through direct calling efforts and intermediary and referral sources. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income.

Credit Finance

     Financing and leasing assets of Credit Finance totaled $1.0 billion at September 30, 1998 and represented 4.6% of the Company's total financing and leasing assets. Credit Finance offers revolving and term loans to smaller-sized and middle-market companies secured by accounts receivable, inventories and fixed assets. Such loans are used by clients for working capital, refinancings, acquisitions, leveraged buyouts, reorganizations, restructurings, turnarounds and Chapter 11 financing and confirmation plans. Credit Finance sells participation interests in such loans to other lenders and purchases participation interests in such loans originated by other lenders. Credit Finance borrowers are generally smaller and cover a wider range of credit quality than those of Business Credit. While both Business Credit and Credit Finance offer financing secured by accounts receivable, inventories and fixed assets, Credit Finance places a higher degree of reliance on collateral and is generally more focused on credit monitoring in its business.

     Business is originated through the sales and regional offices and is also developed through intermediaries and referral relationships and through direct calling efforts. Credit Finance has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

Commercial Services

     The CIT Group/Commercial Services ("Commercial Services") factoring operation had total financing and leasing assets of $2.8 billion at September 30, 1998, which represented 12.1% of the Company's total financing and leasing assets. Commercial Services offers a full range of domestic and international customized credit protection and lending services that include factoring, working capital and term loans, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

     Commercial Services provides financing to its clients through the purchase of accounts receivables owed to clients by their customers, usually on a non-recourse basis, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee, generally a percentage of the factored sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial

Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

     Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of bad debt chargeoffs, increasing sales, improving management information and converting the high fixed cost of operating a credit and collection department into a lower and variable expense based on sales volume.

     Commercial Services generates business regionally from a variety of sources, including direct calling and referrals from existing clients and other referral sources.

Consumer

     The Company's consumer business is focused primarily on home equity lending through The CIT Group/Consumer Finance ("Consumer Finance") and on retail sales financing secured by recreation vehicles, manufactured housing and recreational boats through The CIT Group Sales Financing ("Sales Financing"). Sales Financing also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center ("ASC"). Additionally, in the ordinary course of business, Consumer Finance and Sales Financing purchase loans and portfolios of loans from banks, thrifts and other originators of consumer loans.

Consumer Finance

     Financing and leasing assets of Consumer Finance, which aggregated $2.1 billion at September 30, 1998, represented 9.3% of the Company's total financing and leasing assets. The managed assets of Consumer Finance were $2.8 billion at September 30, 1998, or 11.0% of total managed assets. Consumer Finance commenced operations in December 1992. Its products include both fixed and variable rate closed-end loans and variable rate lines of credit. The lending activities of Consumer Finance consist primarily of originating, purchasing and selling loans secured by first or second liens on detached, single family residential properties. Such loans are primarily made for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Consumer Finance originates loans through brokers and correspondents as well as on a direct marketing basis.

     The Company believes that its network of Consumer Finance offices, located in most major U.S. markets, enables it to provide a competitive, extensive product offering complemented by high levels of service delivery. Through experienced lending professionals and automation, Consumer Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker and correspondent relationships.

Sales Financing

     The financing and leasing assets of Sales Financing, which aggregated $2.7 billion at September 30, 1998, represented 11.7% of the Company's total financing and leasing assets. The managed assets of Sales Financing were $4.6 billion at September 30, 1998, or 18.1% of total managed assets. The lending activities of Sales Financing consist primarily of providing nationwide retail financing for the purchase of new and used recreation vehicles, manufactured housing and recreational boats. During 1997, Sales Financing began providing wholesale manufactured housing and recreational boat inventory financing directly to dealers. Sales Financing originates loans predominately through recreation vehicle, manufactured housing and recreational boat dealer, manufacturer and broker relationships.

Servicing

     The ASC centrally services and collects substantially all of the Company's consumer finance receivables including loans originated or purchased by Sales Financing or Consumer Finance, as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by Sales Financing for a fee on a "contract" basis. At September 30, 1998, the consumer finance servicing portfolio aggregated approximately 285,600 loans, including $1.1 billion of finance receivables serviced for third parties.

Securitization Program

     The Company funds its balance sheet assets using its access to the commercial paper, medium-term note and capital markets. In an effort to broaden its funding sources and to provide an additional source of liquidity, the Company, in 1992, established a program to opportunistically access the public and private asset backed securitization markets. Current products utilized in the Company 's program include consumer loans secured by recreation vehicles, recreational boats and residential real estate. The Company has sold $4.0 billion of finance receivables since the inception of the Company's asset backed securitization program and the remaining pool balance at September 30, 1998 was $2.6 billion or 10.2% of the Company's total managed assets.

     Under a typical asset backed securitization, the Company sells a "pool" of secured loans to a special purpose entity, that, in turn, issues certificates and/or notes that are collateralized by the loan pool and that entitle the holders thereof to participate in certain loan pool cash flows. The Company retains the servicing of the securitized loans, for which it is paid a fee, and also participates in certain "residual" loan pool cash flows (cash flows after payment of principal and interest to certificate and/or note holders and after credit losses). At the date of securitization, the Company estimates the "residual" cash flows to be received over the life of the securitization, records the present value of these cash flows as an interest-only receivable, or I/O (a retained interest in the securitization), and recognizes a gain. The I/O is then amortized over the estimated life of the related loan pool.

     The Company, in its estimation of residual cash flows and related I/Os, inherently employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are empirically supported by both the Company's historical experience and anticipated trends relative to the particular products securitized. Subsequent to the recognition of I/Os, the Company regularly reviews such assets for valuation impairment. These reviews are performed on a disaggregated basis. Fair values of I/Os are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates and are then compared to the Company's carrying values. Carrying value of the Company's I/O's at September 30, 1998 was $165.4 million and approximated fair value.

Equity Investments

     The CIT Group/Equity Investments and its subsidiary The CIT Group/Venture Capital (together "Equity Investments") originate and participate in merger and acquisition transactions, purchase private equity and equity-related securities and arrange transaction financing. Equity Investments also invests in emerging growth opportunities in selected industries, including the life sciences, information technology, communications and consumer products industries. Equity Investments made its first investment in 1991 and had total investments of $87.3 million at September 30, 1998.

Competition

     The Company's markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. The Company's competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial national financial services networks have been formed by insurance companies and bank holding companies that compete with the Company. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of the competitors of the Company are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than the Company and may have access to capital at a lower cost than the Company. Also, the Company's competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities such as short-term equipment rental and servicing, which currently are prohibited to the Company. Competition has been enhanced in recent years by an improving economy and growing marketplace liquidity. The markets for most of the Corporation's products are characterized by a large number of competitors. However, with respect to some of the Corporation's products, competition is more concentrated.

     The Company competes primarily on the basis of pricing, terms, and structure, with other primary competitive factors including industry experience and client service and relationships. From time to time, competitors of the Company seek to compete aggressively on the basis of these factors and the Company may lose market share to the extent it is unwilling to match its competitors' pricing and terms in order to maintain its interest margins and/or credit standards.

     Other primary competitive factors include industry experience and client service and relationships. In addition, demand for the Company's products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations.

Regulation

     DKB is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"), and is registered as such with the Federal Reserve. As a result, the Company is subject to certain provisions of the Act and is subject to examination by the Federal Reserve. In general, the Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal Reserve has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." The Company's current principal business activities constitute permissible activities for a nonbank subsidiary of a bank holding company.

     In addition to being subject to the Act, DKB is subject to Japanese banking laws, regulations, guidelines and orders that affect permissible activities of the Company. DKB and the Company have entered into an agreement in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, or the regulations, interpretations, policies, guidelines, requests, directives and orders of the applicable regulatory authorities or the staffs thereof or a court (collectively, the "Banking Laws"). That agreement prohibits the Company from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws without the required prior approval having been obtained, prior notice having been given or made by DKB and accepted or such filings having been made. The Company is also prohibited from engaging in any activity as would cause DKB, the Company or any affiliate of DKB or the Company to violate any Banking Laws. In the event that, at any time, it is determined by DKB that any activity then conducted by the Company is prohibited by any Banking Law, the Company is required to take all reasonable steps to cease such activity. Under the terms of that agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

     Two of the subsidiaries of the Company are investment companies organized under Article XII of the New York Banking Law and, as a result, the activities of these subsidiaries are restricted by state banking laws and these subsidiaries are subject to examination by state banking examiners. Also, any person or entity seeking to purchase "control" of the Company would be required to apply for and obtain the prior approval of the Superintendent of Banks of the State of New York. "Control" is presumed to exist if a person or entity would, directly or indirectly, own, control or hold (with power to vote) 10% or more of the voting stock of the Company.

     The operations of the Company are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things, (i) regulate credit granting activities, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions and (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices.

     The Company's consumer finance business is subject to detailed enforcement and supervision by state authorities under legislation and regulations which generally require licensing of the lender. Licenses are renewable and may be subject to suspension or revocation for violations of such laws and regulations. Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, most states have other laws, public policies and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices that may apply to the origination, servicing and collection of consumer finance loans. Depending on the provision of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the Company's ability to collect all or part of the principal of or interest on consumer finance loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

     Federal laws preempt state usury ceilings on first mortgage loans and state laws which restrict various types of alternative dwelling secured receivables, except in those states which have specifically opted out, in whole or in part, of such preemption. Loans may also be subject to other federal laws, including:
(i) the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to borrowers and other parties regarding loan terms; (ii) the Real Estate Settlement Procedures Act and Regulation X promulgated thereunder, which require certain disclosures to borrowers and other parties regarding certain loan terms and regulates certain practices with respect to such loans; (iii) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit and administration of loans on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act; (iv) the Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower's credit experience; and (v) the Fair Housing Act, which prohibits discrimination on the basis of, among other things, familial status or handicap.

     Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws may limit the ability of the Company to collect all or part of the principal of or interest on applicable loans, may entitle the borrower to rescind the loan and any mortgage or to obtain a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

     The above federal and state regulation and supervision could limit the Company's discretion in operating its businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that interest rates the Company charges will not rise to state maximum levels, the effect of any of which could be to adversely affect the business or results of operations of the Company. Under certain circumstance, the Federal Reserve has the authority to issue orders which could restrict the ability of the Company to engage in new activities or to acquire additional businesses or to acquire assets outside of the normal course of business.

                        SUMMARY OF FINANCIAL INFORMATION

     The following is a summary of certain financial information of the Company and its subsidiaries. The data for the years ended December 31, 1997, 1996 and 1995 were obtained from the Company's audited consolidated financial statements contained in the Company's 1997 Annual Report on Form 10-K. The data for the years ended December 31, 1994 and 1993 were obtained from audited consolidated statements of the Company that are not incorporated by reference in this Prospectus. The data for the quarters ended September 30, 1998 and 1997 were obtained from the Company's unaudited condensed consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. This summary should be read in conjunction with the financial information of the Company included in the reports referred to under "Documents Incorporated By Reference." Results for the nine-month period ended September 30, 1998 are not necessarily indicative of operating results that may be expected for a full year.

                                     Nine Months Ended
                                       September 30,                    Years Ended December 31,
                                     -----------------  --------------------------------------------------------
                                      1998      1997      1997        1996        1995       1994         1993
                                     ------    ------    -------     -------    --------    -------      -------
                                                            (Dollar Amounts in Millions)
Finance income ................... $1,481.4  $1.352.0   $1,824.7    $1,646.2    $1,529.2   $1,263.8     $1,111.9
Interest expense .................    766.2     693.7      937.2       848.3       831.5      614.0        508.0
                                     ------    ------     ------    --------   ---------  ---------    ---------
 Net finance income ..............    715.2     658.3      887.5       797.9       697.7      649.8        603.9
Fees and other income ............    196.1     186.0      247.8       244.1       184.7      174.4        133.8
Gain on Sale of Equity interest
   acquired in loan workout ......       --      58.0       58.0          --          --         --           --
                                     ------    ------     ------    --------   ---------  ---------    ---------
 Operating revenue ...............    911.3     902.3    1,193.3     1,042.0       882.4      824.2        737.7
                                     ------    ------     ------    --------   ---------  ---------    ---------
Salaries and employee benefits ...    184.4     185.3      253.5       223.0       193.4      185.8        152.1
General operating expenses .......    126.6     128.8      174.9       170.1       152.3      152.1        130.1
                                     ------    ------     ------    --------   ---------  ---------    ---------
Salaries and general operating
   expenses ......................    311.0     314.1      428.4       393.1       345.7      337.9        282.2
Provision for credit losses ......     75.0      91.8      113.7       111.4        91.9       96.9        104.9
Depreciation on operating
   lease equipment ...............    121.4     108.3      146.8       121.7        79.7       64.4         39.8
Minority interest in subsidiary
   trust holding solely
   debentures of the company .....     14.4      11.5       16.3          --          --         --           --
                                     ------    ------     ------    --------   ---------  ---------    ---------
   Operating expenses ............    521.8     525.7      705.2       626.2       517.3      499.2        426.9
                                     ------    ------     ------    --------   ---------  ---------    ---------
Income before provision for
   income taxes ..................    389.5     376.6      488.1       415.8       365.1      325.0        310.8
Provision for income taxes .......    138.0     137.5      178.0       155.7       139.8      123.9        128.5
                                     ------    ------     ------    --------   ---------  ---------    ---------
   Net income ....................   $251.5    $239.1     $310.1    $  260.1   $   225.3  $   201.1    $   182.3
                                     ======    ======     ======    ========   =========  =========    =========

     The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

Ratios of Earnings to Fixed Charges

                                    Nine Months Ended
                                      September 30,                     Years Ended December 31,
                                    ------------------      ------------------------------------------------
                                     1998       1997         1997      1996       1995      1994       1993
                                     -----      ----         ----      ----       ----      ----       ----
Ratio of earnings to fixed charges   1.49       1.53         1.51      1.49       1.44      1.52       1.60

     The ratios of earnings to fixed charges have been computed in accordance with requirements of the Commission's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges; fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Company, and the portion of rentals considered to represent an appropriate interest factor.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities offered hereby will provide additional working funds for the Company and its subsidiaries and will be used initially to reduce short-term borrowings (currently represented by commercial paper) incurred primarily for the purpose of originating and purchasing receivables in the ordinary course of business. The amounts which the Company itself may use in connection with its business and which the Company may furnish to particular subsidiaries are not now determinable. From time to time the Company may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

General

     The Debt Securities will constitute either Superior Indebtedness or Senior Subordinated Indebtedness of the Company. The senior debt securities (the "Senior Securities") may be issued from time to time in one or more separate, unlimited series under one or more separate indentures, each substantially in the form of a global indenture (each such indenture and indentures supplemental thereto are hereinafter referred to as a "Senior Indenture", and collectively as the "Senior Indentures"), in each case between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each such banking institution is hereinafter referred to as a "Senior Trustee", and collectively as the "Senior Trustees"). The senior subordinated debt securities (the "Senior Subordinated Securities") may be issued from time to time as either (i) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under one or more separate indentures, each substantially in the form of a global indenture (each such indenture and indentures supplemental thereto are hereinafter referred to as a "Senior Subordinated Indenture", and collectively as the "Senior Subordinated Indentures"), in each case between the Corporation and a banking institution organized under the laws of the United States or one of the states thereof (each such banking institution is hereinafter referred to as a "Senior Subordinated Trustee", and collectively as the "Senior Subordinated Trustees"), or (ii) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under the Senior Subordinated Indentures which is intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board, if such series have the limited rights of acceleration described under "Description of Debt Securities--Senior Subordinated Securities" and "Description of Debt Securities--Events of Default". The Senior Indentures and the Senior Subordinated Indentures are sometimes herein referred to as the "Indentures", and the Senior Trustees and the Senior Subordinated Trustees are sometimes herein referred to as the "Trustees".

     The statements under this heading are subject to the detailed provisions of each Indenture. A form of global Senior Indenture and a form of global Senior Subordinated Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part. Wherever particular provisions of an Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

     The Debt Securities to be issued pursuant to this Prospectus, comprised of the Senior Securities and the Senior Subordinated Securities, are limited to an aggregate initial offering price of $2.4 billion (or (i) if the principal of the Debt Securities is denominated in a foreign currency, the equivalent thereof at the time of offering, or (ii) if the Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $2.4 billion). The Senior Indentures do not limit the amount of Debt Securities or other unsecured Superior Indebtedness which may be issued thereunder or limit the amount of subordinated debt, secured or unsecured, which may be issued by the Company. Except as described herein under "Description of Debt Securities--Certain Restrictive Provisions", the Senior Subordinated Indentures do not limit the amount of Debt Securities or other unsecured Senior Subordinated Indebtedness which may be issued thereunder or limit the amount of Junior Subordinated Indebtedness, secured or unsecured, which may be issued by the Company. At September 30, 1998, approximately $200 million of Senior Subordinated Indebtedness was issued and outstanding. At September 30, 1998, under the most restrictive provisions of the Senior Subordinated Indentures, the Company could issue up to approximately $2.4 billion of additional Senior Subordinated Indebtedness. The Debt Securities will be issued in fully registered form and, with regard to each issue of securities in respect of which this Prospectus is being delivered, in the manner and in the denominations set forth in the accompanying Prospectus Supplement.

     The Debt Securities may be issued in one or more separate series of Senior Securities and/or one or more separate series of Senior Subordinated Securities, in each case with the same or various maturities at par or at a discount. Offered Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount, and authorized denominations of the Offered Debt Securities; (ii) the percentage of their principal amount at which such Offered Debt Securities will be issued;
(iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest, or the method of determining such rate or rates, or the original issue discount, if applicable; (v) the times at which any such interest will be payable and the date from which any such interest shall accrue; (vi) provisions for a sinking, purchase, or other analogous fund, if any; (vii) any redemption terms; (viii) the designation of the office or agency of the Company in the Borough of Manhattan, The City of New York, where the Offered Debt Securities may be presented for payment and may be transferred or exchanged by the registered holders thereof or by their attorneys duly authorized in writing; (ix) if other than U.S. dollars, the currency (including composite currencies) in which the principal of, premium, if any, and/or interest on the Offered Debt Securities will be payable; (x) any currency (including composite currencies) other than the stated currency of the Offered Debt Securities in which the principal of, premium, if any, and/or interest on the Offered Debt Securities may, at the election of the Company or the holders, be payable, and the periods within which, and terms and conditions upon which, such election may be made; (xi) if the amount of payments of principal of, premium, if any, and/or interest on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (xii) whether the Offered Debt Securities are Senior Securities or Senior Subordinated Securities, or include both; and (xiii) other specific terms.

     Principal, premium, if any, and interest, if any, less applicable withholding taxes, if any, will be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, provided that payment of interest, if any, less applicable withholding taxes, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the register of the Company. (Section 2.04 of the Indentures.)

     The Indentures provide that the Debt Securities will be transferable by the registered holders thereof, or by their attorneys duly authorized in writing, at the office or agency of the Company maintained for such purpose in such cities as will be designated in the Prospectus Supplement, in the manner and subject to the limitations provided in the Indentures, and upon surrender of the Debt Securities. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 2.06 of the Indentures.)

     "Indebtedness", when used in the definition of the terms "Superior Indebtedness", "Senior Subordinated Indebtedness", and "Junior Subordinated Indebtedness", means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities upon a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

     "Superior Indebtedness" means all Indebtedness of the Company that is not by its terms subordinate or junior to any other indebtedness of the Company. As discussed below, the Senior Securities constitute Superior Indebtedness.

     "Senior Subordinated Indebtedness" means all Indebtedness of the Company that is subordinate only to Superior Indebtedness. As discussed below, the Senior Subordinated Securities constitute Senior Subordinated Indebtedness.

     "Junior Subordinated Indebtedness" means all Indebtedness of the Company that is subordinate to both Superior Indebtedness and Senior Subordinated Indebtedness.

Senior Securities

     The Senior Securities will be direct, unsecured obligations of the Company, and will constitute Superior Indebtedness issued on a parity with the other Superior Indebtedness of the Company. At September 30, 1998, approximately $17.6 billion of outstanding Superior Indebtedness was reflected in the Company's consolidated unaudited balance sheet. The Senior Securities will be senior to all Senior Subordinated Indebtedness, including the Senior Subordinated Securities, which at September 30, 1998, totaled $200 million outstanding, and Junior Subordinated Indebtedness, none of which was outstanding at September 30, 1998. The subordination provisions applicable to the Senior Subordinated Securities are discussed below under "Description of Debt Securities--Senior Subordinated Securities".

Senior Subordinated Securities

     The Senior Subordinated Securities will be direct, unsecured obligations of the Company subordinated as to principal, premium, if any, and interest to the prior payment in full of all Superior Indebtedness of the Company, including the Senior Securities. In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, or similar proceedings or proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, the holders of Superior Indebtedness will first be paid in full before any payment on account of principal, premium, if any, or interest is made on the Senior Subordinated
Securities. An event of default under and/or acceleration of Superior Indebtedness does not in itself result in the suspension of payments on Senior Subordinated Securities. However, in the event the Senior Subordinated Securities are declared due and payable before their expressed maturity because of the occurrence of one of the events of default specified in the Senior Subordinated Indentures, holders of the Senior Subordinated Securities will be entitled to payment only after payment in full of Superior Indebtedness or provision for such payment is made.

     By reason of the foregoing subordination, in the event of insolvency, holders of Superior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Securities. The Senior Subordinated Securities are intended to rank in all respects on a parity with all other Senior Subordinated Indebtedness, including the Company's outstanding Senior Subordinated Securities, and superior in right of payment to all Junior Subordinated Indebtedness and all outstanding capital stock.

     Senior Subordinated Securities of certain series may meet the requirements necessary for such series to be considered "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board. If it is intended that any series be considered Tier II Capital, such series of the Senior Subordinated Securities may provide that the maturity date of any such series so designated by the Company in a supplement hereto will be subject to acceleration only in the event of certain circumstances related to the insolvency of the Company.

Certain Restrictive Provisions

     Except as set forth in the next sentence, no Indenture limits the amount of other securities which may be issued by the Company or its subsidiaries, but each contains a covenant that the Company will not pledge or otherwise subject to any lien ("Liens") any of its property or assets to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company, except Liens in favor of any subsidiary of the Company; purchase money Liens existing on property, assets, shares of capital stock or indebtedness hereafter acquired; Liens on any property or assets existing at the time of acquisition by the Company; Liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds, and other similar obligations incurred in the ordinary course of business; Liens upon any real property acquired or constructed by the Company primarily for use in the conduct of its business; arrangements providing for the leasing by the Company of any property or assets, which property or assets have been or will be sold or transferred by the Company with the intention that such property or assets will be leased back to the Company, if the obligations in respect of such lease would not be included as liabilities on a consolidated balance sheet of the Company; Liens to secure non-recourse debt in connection with the Company engaging in any leveraged or single-investor or other lease transactions; consensual Liens in the ordinary course of business of the Company that secure indebtedness that would not be included in total liabilities as shown on the Company's consolidated balance sheet; Liens created by the Company in connection with any transaction intended by the Company to be a sale of property or assets of the Company; Liens on property or assets financed through tax-exempt municipal obligations; any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any of the foregoing, provided that any such extension, renewal or replacement is limited to all or a part of the property or assets which secured the Lien so extended, renewed or replaced (plus improvements on such property); Liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of the Company's consolidated net worth; and certain other minor exceptions. (Section
6.04 of the Indentures.) In addition, the Senior Subordinated Indentures provide that the Company will not permit (i) the aggregate amount of Senior Subordinated Indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of the capital stock plus the surplus (including retained earnings) of the Company and its consolidated subsidiaries or (ii) the aggregate amount of Senior Subordinated Indebtedness and Junior Subordinated Indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus the surplus (including retained earnings) of the Company and its consolidated subsidiaries. (Senior Subordinated Indenture
Section 6.05.) Under the more restrictive of such tests in the Senior Subordinated Indentures, as of September 30, 1998, the Company could issue up to approximately $2.4 billion of additional Senior Subordinated Indebtedness. For information as to restrictions in other agreements on the Company's ability to issue Senior Subordinated Indebtedness, see "Description of Debt Securities--General" above.

     The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with the foregoing restrictions. (Senior Indenture
Section 6.06, Senior Subordinated Indenture Section 6.07.)

     Each Indenture provides that, subject to the restrictions described in the first sentence of the first paragraph under this caption, nothing contained in such Indenture will prevent the consolidation or merger of the Company with or into any other corporation, or the merger into the Company of any other corporation, or the sale by the Company of its property and assets as, or substantially as, an entirety, or otherwise. Notwithstanding the foregoing: (i) in the event of any such consolidation or merger in which the Company is not the surviving corporation, the surviving corporation must succeed to and be substituted for the Company and must expressly assume by an indenture executed and delivered to the applicable Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities then outstanding and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Company, and (ii) as a condition to any sale of the property and assets of the Company as, or substantially as, an entirety, the corporation to which such property and assets will be sold must (a) expressly assume, as part of the purchase price thereof, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Company, and (b) simultaneously with the delivery to it of the conveyances or instruments of transfer of such property and assets, execute and deliver to the applicable Trustee a proper indenture in form satisfactory to such Trustee, pursuant to which such purchasing corporation will assume the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities then outstanding and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Company, to the same extent that the Company is bound and liable. (Senior Indenture Section 15.01, Senior Subordinated Indenture Section 16.01.) Compliance by the Company with the foregoing restrictions may be waived by or on behalf of the holders of the outstanding Debt Securities. For information as to the modification of each Indenture, see "Description of Debt Securities--Modification of Indenture" below.

     Other than the foregoing restrictions, no Indenture contains covenants of the Company or provisions which afford additional protection to holders of outstanding Debt Securities in the event of a highly leveraged transaction involving the Company.

Modification of Indenture

     Each Indenture contains provisions permitting the Company and the Trustee thereunder to add any provisions to or change in any manner or eliminate any of the provisions of such Indenture or any indenture supplemental thereto or to modify in any manner the rights of the holders of any series of Debt Securities with the consent of the holders of not less than 662/3% in aggregate principal amount of such series of Debt Securities at the time outstanding, except that no such amendment or modification may (i) extend the fixed maturity of any Debt Security, reduce the rate or extend the time of payment of interest thereon, reduce the amount of the principal thereof, or premium, if any, payable with respect thereto, or reduce the amount of an

Original Issue Discount Security payable upon the acceleration of the stated maturity thereof, without the consent of the holder of such Debt Security, or
(ii) reduce the aforesaid percentage of any series of Debt Securities, the holders of which are required to consent to any such amendment or modification, without the consent of the holders of all the Debt Securities of such series then outstanding. (Section 14.02 of the Indentures.)

Outstanding Debt Securities

     In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent, or waiver under any Indenture, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof upon an event of default and (ii) the principal amount of a Debt Security denominated in a foreign currency or currencies will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount. (Section 1.02 of the Indentures.)

Events of Default

     Each Indenture defines an "event of default" with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for the Debt Securities of a particular series: (i) default for thirty days in any payment of interest on such series; (ii) default in any payment of principal of, and premium, if any, on such series when due;
(iii) default in the payment of any sinking fund installment of such series when due; (iv) default for thirty days after appropriate notice in performance of any other covenant in such Indenture (other than a covenant included in the Indenture solely for the benefit of another series of Debt Securities); (v) certain events in bankruptcy, insolvency, or reorganization; or (vi) default in the payment of any installment of interest on any evidence of indebtedness of, or assumed or guaranteed by, the Company (other than indebtedness subordinated to such series), or in the payment of any principal of any such evidence of indebtedness, and with respect to which any period of grace shall have expired, after appropriate notice. (Section 7.01 of the Indentures.) Each Indenture provides that the Trustee may withhold notice of any default (except in the payment of principal of, premium, if any, or interest, if any, on any series of Debt Securities) if it considers such withholding in the interests of the holders of such series of Debt Securities issued thereunder. (Section 11.03 of the Indentures.)

     Except as set forth below, each Indenture provides that the Trustee thereunder or the holders of not less than 25% in principal amount of any series of Debt Securities then outstanding may declare the principal of all Debt Securities of such series to be due and payable on an event of default. (Section
7.02 of the Indentures.) Notwithstanding the foregoing, any series of Senior Subordinated Securities which will be considered "Tier II" may provide that the Senior Subordinated Trustee or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Securities of that series which are then outstanding may declare the principal of all Senior Subordinated Securities of that series to be due and payable immediately only if an event of default pursuant to (v) above shall have occurred and be continuing. Any such series will be designated by the Company in a supplement hereto.

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an event of default and the continuation thereof.

     Within 120 days after the close of each fiscal year, the Company must file with each Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default, the nature thereof and what action, if any, has been taken to cure such default. (Senior Indenture Section 6.05, Senior Subordinated Indenture
Section 6.06.)

     Subject to provisions relating to its duties in case of default, no Trustee is under any obligation to exercise any of its rights or powers thereunder at the request, order, or direction of any holders of any series of Debt Securities, unless such holders shall have offered to such Trustee reasonable indemnity. (Section 11.01 of the

Indentures.) Subject to such provisions for indemnification, the holders of a majority in principal amount of any series of Debt Securities outstanding may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee thereunder, or of exercising any trust or power conferred upon such Trustee. (Section 7.08 of the Indentures.)

Defeasance of the Indenture and Debt Securities

     The Company at any time may satisfy its obligations with respect to payments of principal of the Debt Securities, and premium, if any, and interest, if any, on the Debt Securities of any series by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations (as defined in the Indenture) or a combination thereof sufficient to make such payments when due. If such deposit is sufficient, as verified by a written report of a nationally recognized, independent public accounting firm, to make all payments of (i) interest, if any, on the Debt Securities of such series prior to and on their redemption or maturity, as the case may be, and (ii) principal of the Debt Securities, and premium, if any, on the Debt Securities of such series when due upon redemption or at the designated maturity date, as the case may be, then all the obligations of the Company with respect to the Debt Securities of such series and the Indenture insofar as it relates to the Debt Securities of such series will be satisfied and discharged (except as otherwise provided in the Indenture). In the event of any such defeasance, holders of the Debt Securities of such series would be able to look only to such trust fund for payment of principal of, premium, if any, and interest, if any, on the Debt Securities of such series until the designated maturity date or redemption. (Sections 12.01, 12.02 and 12.03 of the Indentures.)

     Such a trust may only be established if, among other things, (i) the Company has obtained an opinion of legal counsel (which may be based on a ruling from, or published by, the Internal Revenue Service) to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (ii) at that time, with respect to any series of Debt Securities then listed on The New York Stock Exchange, the rules of The New York Stock Exchange do not prohibit such deposit with the Trustee.

Information Concerning the Trustees

      The Company from time to time may borrow from each of the Trustees, and the Company and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with some of the Trustees. A Trustee under a Senior Indenture or a Senior Subordinated Indenture may act as trustee under any of the Company's other indentures.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby (i) directly to purchasers, (ii) through agents, (iii) to dealers, or (iv) through an underwriter or a group of underwriters.

     Offers to purchase Offered Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     If a dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     If an underwriter or underwriters are utilized in the sale, the Company may enter into an arrangement with such underwriters at the time of sale to them providing for their indemnification against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement which is intended for use by the underwriters to make resales of the Offered Debt Securities in respect of which this Prospectus is delivered to the public.

     The underwriters, dealers, and agents may be deemed to be underwriters and any discounts, commissions, or concessions received by them from the Company or any profit on the resale of Offered Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from the Company will be described in the Prospectus Supplement. Underwriters, dealers, and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters and agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to contracts providing for payment and delivery on the date stated in the Prospectus Supplement ("Contracts"). Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Offered Debt Securities sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except that the purchase  by an  institution  of the  Offered  Debt  Securities  covered  by its
Contract must not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be granted to underwriters and agents soliciting purchases of Offered Debt Securities pursuant to Contracts accepted by the Company. Underwriters and agents will have no responsibility in respect of the delivery or performance of Contracts.

     The place and time of delivery for the Offered Debt Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                                     EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 has been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Schulte Roth & Zabel LLP, New York, New York, our counsel, is passing for us on the validity of the Debt Securities to which this Prospectus relates. Paul
N. Roth, a director of the Company, is a partner of Schulte Roth & Zabel LLP.

================================================================================

No salesman or any other person has been authorized by the Company or any dealer, agent, or underwriter to give any information or to make any representation, other than as contained in this Prospectus or the documents incorporated by reference, in connection with the offer contained in this Prospectus and, if given or made, such information or representation must not be relied upon. This Prospectus does not constitute an offer by any dealer, agent or underwriter to sell, or a solicitaion of an offer to buy, securities in any state to any person to whom it is unlawful for such dealer, agent or underwriter to make such offer or solicitation in such state. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company and its subsidiaries since the date of the information contained herein.

                                   ----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information .....................................................    2
Documents Incorporated by Reference .......................................    2
The Company ...............................................................    3
Summary of Financial Information ..........................................   10
Use of Proceeds ...........................................................   10
Description of Debt Securities ............................................   11
Plan of Distribution ......................................................   16
Experts ...................................................................   17
Legal Opinions ............................................................   17

================================================================================

================================================================================

                              [LOGO] THE CIT GROUP

                               The CIT Group, Inc.

                                 Debt Securities

                                   ----------
                                   Prospectus
                                   ----------

                                                                   , 1999

================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the registration fee.

      Registration fee ....................................     $      278
      Fees and expenses of accountants ....................        209,000
      Fees and expenses of counsel ........................        500,000
      Fees and expenses of Trustees and paying and
        authenticating agents .............................        450,000
      Printing and engraving expenses .....................         50,000
      Rating Agencies .....................................        600,000
      Blue Sky fees and expenses ..........................         22,500
      Miscellaneous .......................................         12,000
                                                                ----------
           Total ..........................................     $1,843,778
                                                                ==========

Item 15.  Indemnification of Directors and Officers.

      Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person acting in any of the capacities set forth in the second preceding paragraph against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

      Article X of the By-laws of the Registrant provides, in effect, that, in addition to any rights afforded to an officer, director or employee of the Registrant by contract or operation of law, the Registrant may indemnify any person who is or was a director, officer, employee, or agent of the Registrant, or of any other corporation which he served at the request of the Registrant, against any and all liability and reasonable expense incurred by him in connection with or resulting from any claim, action, suit, or proceeding (whether brought by or in the right of the Registrant or such other corporation or otherwise), civil or criminal, in which he may have become involved, as a party or otherwise, by reason of his being or having been such director, officer, employee, or agent of the Registrant or such other corporation, whether or not he continues to be such at the time such liability or expense is incurred, provided that such person acted in good faith and in what he reasonably believed to be the best interests of the Registrant or such other corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Article X further provides that any person who is or was a director, officer, employee, or agent of the Registrant or any direct or indirect wholly-owned subsidiary of the Registrant shall be entitled to indemnification as a matter of right if he has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit, or proceeding of the type described in the foregoing paragraph.

      In addition, the Registrant maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies with aggregate limits of $90,000,000. The risks covered by such policies include liabilities under the Securities Act of 1933.

Item 16. Exhibits.

  (c)1.1     --Form of Underwriting Agreement.
  (e)1.2     -- Form of Selling Agency Agreement.
  (a)4.1a    --Proposed form of Debt Securities (Note).
  (a)4.1b    --Proposed form of Debt Securities (Debenture).
  (a)4.1c    --Proposed form of Debt Securities (Deep Discount Debenture).
  (a)4.1d    --Proposed form of Debt Securities (Zero Coupon Debenture).
  (a)4.1e    --Proposed form of Debt Securities (Extendible Note).
  (b)4.1f    --Proposed form of Debt Securities (Floating Rate Renewable Note).
  (b)4.1g    --Proposed form of Debt Securities (Floating Rate Note).
  (d)4.1h    --Proposed form  of  Debt Securities (Medium-Term Senior Fixed Rate
               Note).
  (d)4.1i    --Proposed  form  of  Debt  Securities (Medium-Term Senior Floatin
               Rate Note).
  (d)4.1j    --Proposed form of Debt Securities (Medium-Term Senior Subordinated
               Fixed Rate Note).
  (d)4.1k    --Proposed form of Debt Securities (Medium-Term Senior Subordinated
               Floating Rate Note).
  (f)4.2a    --Form  of  Global Indenture between the Registrant and each Senior
               Trustee.
  (f)4.2b    --Form  of  Global Indenture between the Registrant and each Senior
               Subordinated Trustee.
  (f)4.2c    --Standard   Multiple-Series   Indenture   Provisions  dated  as of
               September 24, 1998.
  (g)5       --Opinion  of  Schulte Roth &  Zabel LLP in respect of the legality of the Debt Securities registered hereunder, containing the consent of such counsel.

  (g)12      --Computation of Ratios of Earnings to Fixed Charges.
  (h)23.1    --Consent of KPMG LLP.
  (g)23.2    --Consent of  Counsel. The consent of Schulte  Roth & Zabel  LLP is included in its opinion filed herewith as Exhibit 5 to this Registration Statement.
  (h)24.1    --Powers of Attorney.
  (h)24.2    --Board Resolutions.
  (g)25.1    --Form T-1 Statement of Eligibility  under the  Trust Indenture Act of 1939 of The Bank of New York.
  (g)25.2    --Form T-1  Statement of Eligibility under the Trust Indenture  Act of 1939 of The First National Bank of Chicago.
  (g)25.3    --Form T-1 Statement of  Eligibility  under the Trust Indenture Act of 1939 of Harris Trust and Savings Bank.

----------
(a) Incorporated by reference to Registration Statement No. 2-93960 on Form S-3 filed October 25, 1984.
(b) Incorporated by reference to Registration Statement No. 33-30047 on Form S-3 filed July 24, 1989.
(c) Incorporated by reference to Registration Statement No. 33-37189 on Form S-3 filed October 5, 1990.
(d) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 21, 1992.
(e) Incorporated by reference to Registration Statement No. 33-58418 on Form S-3 filed February 16, 1993.
(f) Incorporated by reference to Registration Statement No. 333-63793 on Form S-3 filed September 18, 1998.
(g)   To be filed by pre-effective amendment.
(h)   Filed herewith.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus  required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) to reflect in the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
      Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at the time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Livingston and State of New Jersey, on the 28th day of January, 1999.

                                    THE CIT GROUP, INC.

                                    By          /s/ ERNEST D. STEIN
                                       -----------------------------------------
                                                   Ernest D. Stein
                                       Executive Vice President, General Counsel
                                                    and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          Signature and Title                                      Date
          -------------------                                      ----

        ALBERT R. GAMPER, JR.*
--------------------------------------
         Albert R. Gamper, Jr.
  President, Chief Executive Officer,
        and Director (principal
          executive officer)

            DANIEL P. AMOS*
--------------------------------------
            Daniel P. Amos
               Director

             YOSHIRO AOKI*
--------------------------------------
             Yoshiro Aoki
               Director

______________________________________
             Anthea Disney
               Director

           TAKASUKE KANEKO*
--------------------------------------
            Takasuke Kaneko
               Director

           HISAO KOBAYASHI*
--------------------------------------
            Hisao Kobayashi
               Director                *By /s/ ERNEST D. STEIN  January 28, 1999
                                           -------------------
         JOSEPH A. POLLICINO*                Ernest D. Stein
--------------------------------------       Attorney-in-fact
          Joseph A. Pollicino
               Director

             PAUL N. ROTH*
--------------------------------------
             Paul N. Roth
               Director

            PETER J. TOBIN*
--------------------------------------
            Peter J. Tobin
               Director

            TOHRU TONOIKE*
--------------------------------------
             Tohru Tonoike
               Director

            ALAN F. WHITE*
--------------------------------------
             Alan F. White
               Director

          /s/ JOSEPH M. LEONE                                   January 28, 1999
--------------------------------------
            Joseph M. Leone
  Executive Vice President and Chief
Financial Officer (principal financial
        and accounting officer)

      Original powers of attorney authorizing Albert R. Gamper, Jr., Ernest D. Stein, and Anne Beroza and each of them to sign this Registration Statement and amendments hereto on behalf of the directors and officers of the Registrant indicated above are held by the Registrant and available for examination pursuant to Item 302(b) of Regulation S-T.